Exhibit 99.1
Consulting Agreement with Edward Fitzpatrick

                                     RELEASE

THIS RELEASE AGREEMENT (the "Agreement") is entered into as of July 1st, 2004, between Edward Fitzpatrick an individual residing in Geneva, Switzerland (herein referred to as "the Consultant") and Liska Biometry, Inc. (herein referred to as "the Company").

WHEREAS, The undersigned Consultant, having performed services related to:

     >> Acting as advisor to the Company with respect to existing and potential marketing of the Company's products with Western European countries and principalities;

     >> Analyzing the existing business of Company and making recommendations regarding expansion and development including due diligence and investigation of strategic European alliances and/or global partnerships;

     >> Acting as advisor to Company with respects to providing in-depth and comprehensive market research and delineating key geographic regions for business development opportunities

     >>   Said services were rendered on or before July 1st, 2004

NOW, THEREFORE, the Consultant, hereby accepts 350,000 free trading Common shares in the capital stock of the Company in full satisfaction of all claims and causes of action however arising in relation to services the Consultant has performed for the Company, and hereby releases the Company, its officers, directors, agents and employees from all claims in connection with the said services.



CONSULTANT                                  COMPANY
Edward Fitzpatrick                          Liska Biometry, Inc.


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By:                                         By:



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